CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our report dated March 9, 2017 with respect to the consolidated financial statements of Oncolytics Biotech Inc. (“Oncolytics”) as at December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016, included in the Annual Report on Form 20-F of Oncolytics for the year ended December 31, 2016, as filed with the United States Securities Exchange Commission (“SEC”).

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-171625 and 333-205708) of our report dated March 9, 2017 with respect to the consolidated financial statements of Oncolytics as at December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016, included in the Annual Report on Form 20-F of Oncolytics for the year ended December 31, 2016, as filed with the SEC.

Calgary, Canada
March 27, 2017	Chartered Accountants